Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (No. 333-225480) on Form S-8 and (No. 333-224337) on Form S-3 of Infrastructure and Energy Alternatives, Inc. of our report dated November 2, 2018, relating to the combined financial statements of William Charles LTD and William Charles Purchasing, Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP
Rockford, Illinois
November 7, 2018